510 South 200 West Suite 200 - Salt Lake City, Utah 84101 -
801.531.9100 - Fax 801.531.9147
Mail: P.O. Box 2995 - Salt Lake City, Utah - 84110-2995
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the offering statement on Form 1-A pertaining to the registration of 3,000,000 shares of common stock of ralliBox, Inc., of our report dated
August 21, 2015, on our audit of the financial statements of ralliBox, Inc. as of June 1, 2015 and the related statements of operations, stockholders equity and cash flows for the period then ended, and the reference to us under the caption Experts.
Stayner, Bates & Jensen, PC
Salt Lake City, Utah
September 22, 2015